EXHIBIT 99

FOR RELEASE AT 2:00 P.M.            Contact:    Dennis E. Nixon
AUGUST 19, 1997                                 Chairman and CEO
                                                International Bancshares Corp.
                                                956-722-7611

                                                Bill West
                                                Taylor West Advertising
                                                210-805-0320

                   INTERNATIONAL BANK OF COMMERCE (IBC) ENTERS
                    HOUSTON WITH PURCHASE OF UNIVERSITY BANK

LAREDO, TX. - (August 19, 1997) - Dennis E. Nixon, Chairman and CEO of International Bancshares Corporation announced today that IBC has entered into an agreement to purchase University Bank in Houston. Completion of the transaction is subject to regulatory approvals and is expected to be completed in October, 1997. Upon receipt of regulatory approval, University Bank will be merged into IBC and its existing locations will be operated as branches of IBC.

With $231 million in assets, University Bank will represent IBC's first cluster of branches in Houston. Headquartered at 5615 Kirby Drive near downtown Houston, University Bank has 5 city locations including 1777 Sage Road, 8203 South Kirkwood, 5706 Kirby Drive, Kelvin at Nottingham, and 1010 Richmond. Earlier this year, IBC acquired five branches from Bank of America in communities south of Houston, specifically Rosenberg, Lake Jackson, Angleton, Freeport, and Texas City.

"The opportunity to move into the Houston market through the acquisition of University Bank presents a welcome and logical addition to IBC's growing network of branches along the Gulf Coast," said Dennis E. Nixon. "We feel that IBC's consistently strong financial performance and its service-oriented approach to community banking, exemplified by its motto "We Do More," will add real value to the people of Houston. IBC is a Texas-owned and operated full service community bank, with a broad range of services, including full retail and business banking, oil and gas lending, and international services, all focused on serving every neighborhood where it is located."

Acquisitions have been a key vehicle in IBC's growth to $3.7 billion in assets. In the past year alone, through growth and acquisition, IBC has added 18 locations to their family of branches, bringing the current total to 68 branches in 23 communities. Houston will become IBC's regional hub to manage its growing chain of branches in Harris County.

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Joe L. Allbritton and Robert L. Allbritton, owners of University Bancshares,
Inc. stated, "The addition of International Bancshares Corporation (IBC), a Texas-owned financial institution, to the Houston banking community is an extremely positive development, especially for the current and future customers of University Bank. We are confident that, under IBC's leadership, the bank will be very successful and an important contributor to the Houston community in the future."

International Bancshares Corporation is a $3.7 billion multi-bank holding company headquartered in Laredo, with facilities in Laredo, San Antonio, McAllen, Brownsville, Zapata, throughout the Rio Grande Valley, Corpus Christi, and the Upper Gulf Coast.

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